Exhibit No. 99.1

Riverview Financial Corporation and Union Bancorp, Inc.

Announcement of Completion of Consolidation

Marysville, PA – November 1, 2013 – Riverview Financial Corporation and Union Bancorp, Inc. announced today the completion of the consolidation of Riverview Financial Corporation and Union Bancorp, Inc., effective November 1, 2013. By virtue of the consolidation, Riverview Financial Corporation and Union Bancorp, Inc. consolidated into a newly formed, Pennsylvania corporation that will operate under the name “Riverview Financial Corporation”.

In connection with the consolidation, Union Bank and Trust Company merged with Riverview Bank, with Riverview Bank surviving. As a result of the merger, on a pro forma basis as of September 30, 2013, Riverview Bank had $440 million in assets, with $318 million in loans and $394 million in deposits. Riverview Bank will continue to operate as a full service commercial bank, providing deposit, personal and business lending and wealth management services through its 18 offices located in Berks, Cumberland, Dauphin, Northumberland, Perry and Schuylkill Counties.

Under the terms of the consolidation, the newly consolidated company acquired all of the outstanding shares of Union and Riverview in a stock for stock transaction in which Union shareholders received 1.95 shares of the newly consolidated company for each Union share held, and Riverview shareholders received one share of the newly consolidated company for each Riverview share held. As a result of the transaction, Union’s and Riverview’s former shareholders own approximately 36% and 64%, respectively, of the combined company. Robert Garst continues as CEO of the newly consolidated Riverview Financial Corporation, and Kirk Fox continues as President.

According to Mr. Garst, “We are excited about this transaction and the opportunities for growth it will provide to the combined institutions. The size and scale provided by the creation of a $440 million institution provides a franchise that will be able to be even more competitive in our markets, with more resources to serve our customers, shareholders, employees and communities.”

Mr. Fox stated, “We are pleased to have completed this strategic transaction with Union. This transaction provides a platform for a strong, community-focused bank with improved ability to compete in the marketplace.”

About Riverview

Riverview is a bank holding company which, along with its bank subsidiary, Riverview Bank, is headquartered in Marysville, Pennsylvania. The common stock of Riverview is traded on the over-the-counter market under the symbol “RIVE”.